                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 19, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of JPMorgan Fleming Tax Aware International Opportunities Fund, JPMorgan Focus Fund, JPMorgan H&Q Technology Fund, JPMorgan Fleming European Fund, JPMorgan Fleming Japan Fund, JPMorgan Asia Equity Fund and JPMorgan International Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
February 28, 2003